Exhibit 2.3

STATE OF DELAWARE
CERTIFICATE FOR REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is Masterbeat Corporation

and, if different, the name under which the corporation was originally incorporated Green Mountain Recovery, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 251 LITTLE FALLS DRIVE (street), in the City of WILMINGTON, County of New Castle Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is CORPORATION SERVICE COMPANY.

3. The date of filing of the Corporation's original Certificate of Incorporation in Delaware was 06/17/2007.

4. The corporation desiring to be revived and so reviving its certificate of incorporation was organized under the laws of this State.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2017, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: ______________________
Authorized Officer

Name: Josh Tammariello
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:26 AM 06/05/2019
FILED 09:26 AM 06/05/2019
SR 20195250375 - File Number 4354687